Exhibit 8.1
List of Our Subsidiaries
(Unless otherwise indicated, all holdings are 100%)
•	Suntech Power Holdings Co., Ltd.

•	Suntech Power (Hong Kong) Co., Ltd.

•	Power Solar System Co., Ltd.

•	Suntech Power Japan Corporation

•	Suntech Power (Cyprus) Co., Ltd.

•	Suntech Power International Ltd.

•	Suntech Power Investment Pte. Ltd.

•	Suntech Power Australia Pty Ltd.

•	Suntech Power (Korea) Co. Ltd.

•	Suntech Power Co.,Ltd.

•	Wuxi Suntech Power Co., Ltd.

•	Suntech America, Inc.

•	Suntech Energy Engineering Co., Ltd.

•	Wuxi University Science Park international Incubator Co., Ltd .

•	Qinghai Suntech Nima Power Co., Ltd. (51%)

•	Luoyang Suntech Power Co., Ltd. (88.2%)

•	Shenzhen Suntech Power Co., Ltd. (95%)

•	Nanjing Engge Lanbo Micro-electronics Co., Ltd.

•	Xinjiang Suntech Energy Engineering Co., Ltd.

•	Suntech ES Holdings, Inc.

•	CSG Solar AG (98.42%)

•	Power Solar System Pty. Ltd.

•	Suntech Power GmbH& Co. KG is a limited partnership under German law, consisting of two partners/shareholders, Suntech Power International Ltd. is a limited partner and Suntech Power Holding GmbH is an unlimited partner without capital contribution.

•	Bright Path Holdings Limited.

•	Suntech Power Italy Co.,Srl

•	Suntech Arizona,Inc.

•	Suntech Power Development Co.,Inc.

•	BriteLease LLC

•	KSL Kuttler Automation Systems GmbH

•	Kuttler Automation Systems(Suzhou) Co.,Ltd.

•	Suntech Power Deutschland GmbH

•	Suntech Power HongKong Limited

•	Yangzhou Suntech Power Co.,Ltd.

•	Wuxi Sun-leader PV Equipment Co.,Ltd.(60%)

•	Suntech (China)Investment Co.,Ltd

•	Sichuan Suntech Power Co., Ltd.(93.33%)